To the Holders of
Trust Investment Enhanced Return Securities
Corporate Bond-Backed Certificates, Series MOT 1998-5
CUSIP 871928 BK2
  Amortizing Class


Pursuant to Section 4.2 of the Trust Agreement, U.S. Bank Trust National Association, as Trustee for the TIERS Corporate Bond-Backed Certificates Trust, Series MOT 1998-5, hereby gives notice with respect to the Distribution occurring on October 1, 1999 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificate holders of each class of Certificates on the Distribution Date allocable to principal and premium, if any, and interest expressed as a Dollar amount per $1,000 original face amount of securities, is:

                    $1,369,832.01 Interest
                    $  577,649.15 Principal

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.00

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. The aggregate stated principal amount of the Motorola Inc. 5.22% Debentures due October 1, 2097 (the "Term Assets") held for the above trust is $74,616,000. The Term Assets are currently rated A3 by Moody's Investors Service, Inc. and A by Standard and Poor's Ratings Group.

5. The Aggregate Certificate Principal Balance of the $43,250,000 at the close of business on the Distribution Date is:


Class               Principal Balance
Amortizing Class    $42,148,677.34


                      U.S. BANK TRUST NATIONAL ASSOCIATION